Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-175839) on Form S-8 of Shire, plc of our report dated June 22, 2016, with respect to the statements of net assets available for benefits of Shire Holdings US AG 401(k) Savings Plan as of December 31, 2015 and 2014, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules as of and for the year ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 11-K of Shire Holdings US AG 401(k) Savings Plan.

/s/ Fischer Cunnane & Associates Ltd

Fischer Cunnane & Associates Ltd

Certified Public Accountants

West Chester, Pennsylvania

June 22, 2016